Calculation of Filing Fee Tables
S-8
Clearwater Paper Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	457(a)	2,000,000	$ 13.47	$ 26,940,000.00	0.0001381	$ 3,720.41
Total Offering Amounts:						$ 26,940,000.00		$ 3,720.41
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,720.41
Offering Note
[1]	This Registration Statement on Form S8 shall also cover any additional shares of common stock Common Stock of Clearwater Paper Corporation that may be offered or become issuable in respect of the securities identified in the above table by reason of any stock dividend stock split recapitalization or other similar transaction effected without the Registrants receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant Common Stock. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457c and h of the Securities Act based upon the average of the high and low sale prices of the Registrants Common Stock as reported on The New York Stock Exchange on May 12 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources